UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: August 31, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01                      Other Events

SIGNATURES

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On August 31, 2010, the Board of Directors of GameTech International, Inc., a Delaware corporation (the "Company"), at the recommendation of the Compensation Committee, approved the grant of 210,700 stock options to Richard T. Fedor, Executive Chairman of the Board of Directors.  This special grant was in consideration of Mr. Fedor’s prior agreement to reduce his annual base salary from $249,000 to $24,000 per year, which was previously reported on a Form 8-K filed on July 20, 2010.  The stock options granted to Mr. Fedor have an exercise price equal to the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant, will be fully vested six months from the date of grant and will expire ten years from the date of grant.

The disclosure contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01                      Other Events

As previously reported on a Form 8-K filed July 20, 2010, the Board of Directors elected to change the form of compensation payable to non-employee directors so that all director compensation for service and board and committee meetings attended is now payable in stock options in lieu of cash.  All such options were to be granted on the date each quarterly director compensation payment was due or on the date each board or committee meeting was held.  As a modification to this new policy, on August 31, 2010, the Compensation Committee of Board of Directors approved the following grants of stock options to the three non-employee members of the Board of Directors as their compensation for the following six month period:  40,000 stock options granted to Scott H. Shackelton, and 30,000 stock options granted to each of Richard H. Irvine and Donald K. Whitaker.  These stock options have an exercise price equal to the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant, will be fully vested six months from the date of grant and will expire ten years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/           Bill Fasig
     Bill Fasig
President & Chief Executive Officer

Dated:           September 7, 2010